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                        CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A (File No. 33-33980) under the Securities Act of 1933 of Dimensional Investment Group Inc. of our report dated January 19, 1996 on our audit of the financial statements and financial highlights of Dimensional Investment Group Inc. and The DFA Investment Trust Company as of November 30, 1995 and for each of the periods in the period then ended.

We also consent to the reference to our Firm under the caption "Financial Statements" in the Statement of Additional Information.


COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 28, 1996